Exhibit 10.4

SUNSHINE HEART, INC.
12988 VALLEY VIEW ROAD
EDEN PRAIRIE, MN 55346

December 9, 2014

Claudia Drayton

Re: Employment Terms

Dear Claudia:

We are pleased to offer you employment with SUNSHINE HEART, INC., a Delaware corporation  (the "Company").   The terms of  your offer are as follows:

Your initial position with us will be as Chief Financial Officer. Your annualized salary will be Two Hundred and Forty Thousand Dollars, $240,000, paid in monthly installments in accordance with our normal payroll procedures. In addition to the above base salary, you will be eligible to earn a bonus ofup to 25% of your base salary. Also, upon commencement of your employment, we will discuss and agree to a performance bonus based upon mutually agreed objectives.

The Company is also pleased to offer you stock options as detailed in the "Stock Option Grant" attachment. These options will vest 25%/year as long as you are an employee and in accordance with the Company's stock option program.

During your employment, you will be allowed to participate in the employee stock options program, benefit programs and arrangements that we make available to our employees, including contributory and non-contributory welfare and benefit plans. You will be eligible for an annual accrual of 160 hours of Personal Time Off which will be earned/accrued on a monthly basis. You may also participate in the Company's 401K plan.

Your job duties, title, responsibility and reporting level, compensation and benefits, as well as personnel policies and procedures, are subject to change.

Your employment is effective January 5, 2015. As discussed, any days you work prior to your employment effective date will be as a consultant status and your compensation will be paid at a daily rate equal to your full-time annual salary as stated above. By signing this letter of agreement, you acknowledge and agree that your employment with the Company is "at will," meaning that either you or the Company are entitled to terminate your employment at any time for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express writing signed by you  and the Board of Directors of the Company. You also acknowledge that  this job offer  is contingent  upon the successful completion of a background investigation which results in no findings which would preclude you from employment with Sunshine Heaii Inc. Once the background check is completed  with satisfactory  results we will confirn1 the effective date of  employment.

You are required , as a condition to your employment with the Company, to sign the Company's standard Employee Proprietary Infonn ation, Inventions Assignment and Non- Competition Agreement in the fonn attached hereto as EXHIBIT B.

This letter agreement and its attaclunents contain all of the tenns of your employment with the Company and supersede any prior understandings or agreements, whether oral or wri tten , between you and the Company.

This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized member of the Company's Board of Directors. The tenns of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without regard to its principles of conflicts of laws. By signing this Agreement you irrevocably submit to the exclusive jurisdiction of the courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. BY SIGNING THIS AGREEMENT YOU ALSO WAIVE ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS LETTER AGREEMENT AND REPRESENT THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIYER.

We hope that you find the foregoing tenns acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this letter agreement and the enclosed Employee Proprietary Infonnation, Inventions Assigrunent and Non- Competition Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and autho1ization to work in the United States.

Sincerely,

/s/ Dave Rosa
Dave Rosa
CEO

I have read and accept the employment offer as set forth in this Agreement. By signing this Agreement, I represent and wanant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company.

/s/ Claudia Drayton	Date: 12/9/14